[Franklin Templeton Ben Head Logo]

Templeton Hard Currency Fund

a series of Franklin Templeton Global  Trust

URGENT NOTICE

We need your proxy vote!

Dear Shareholder:

The Special Meeting of Shareholders for the Templeton Hard Currency Fund (the “Fund”), the sole series of Franklin Templeton Global Trust (the “Trust”), scheduled to be held on July 29, 2016 is fast approaching.  Our records indicate that you have not voted.  Your voice is very important in this proxy voting process.  If you do not plan to attend the shareholder meeting in person, it is critical that we obtain your proxy vote prior to the shareholder meeting scheduled on July 29, 2016.

The proposals for the Fund have been carefully reviewed by the Trust’s Board of Trustees.  The Trustees of the Trust, most of whom are not affiliated with Franklin Templeton Investments, are responsible for looking after your interests as a shareholder of the Fund. The Board of Trustees unanimously recommends that you vote FOR each proposal.

Voting is quick and easy. Please vote now using one of these methods	1. Vote By Internet
Please visit the website noted on the proxy voting card and follow the online instructions.
2. Vote by Touch-Tone Phone
Please call the toll-free number printed on the proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.
3. Vote by Mail
Please mail your signed proxy voting card in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response.  If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-844-700-1418.  In addition, all proxy materials are conveniently available online at the website noted on the proxy voting card.  We appreciate your immediate attention. Thank you.

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